Exhibit 4.15



                              PROMISSORY NOTE


US$ 650,000                                            October 18, 2002
                                                 Peabody, Massachusetts

         FOR VALUE RECEIVED, the undersigned Cedara Software Corp., an Ontario corporation whose address is 6509 Airport Road, Mississauga, Ontario, Canada, (hereinafter referred to as the "Maker"), promises to pay to the order of Analogic Corporation, a Massachusetts corporation (hereinafter referred to as "Payee", Payee and any and all other holders of this Note being hereinafter collectively referred to as "Holder"), at Payee's principal place of business at Eight Centennial Drive, Peabody, Massachusetts 01960 or such other place as Holder hereof may designate in writing, the principal sum of SIX HUNDRED AND FIFTY THOUSAND AND 00/100 ($650,000) UNITED STATES DOLLARS, on or before thirty (30) days of the date first set forth above. Said principal sum shall bear interest from the date hereof to the date on which the said principal sum hereof is paid in full. The rate of interest hereon shall be equal to the prime rate announced from time to time by said Sovereign Bank (the "Prime Rate"), each adjustment to be effective as of the opening of business on the date of announcement of a change in the Prime Rate.

         If any payment due under this Note is not paid when due (whether at stated maturity, acceleration or otherwise) or if any other default or breach shall occur which, by the terms of this Note, would entitle Holder to declare this Note to be immediately due and payable (whether or not Holder exercises its option to so declare this Note to be immediately due and payable), then the entire unpaid principal balance of this Note shall bear interest, from the date on which such overdue payment became due and payable until payment in full is made (whether before or after judgment) at a rate of four percent (4%) per annum in excess of the Prime Rate.

         Maker may, on any business day, without premium or penalty, prepay the outstanding principal amount of this Note, in whole at any time, or ratably in part from time to time, with accrued interest to the date of such payment on the principal amount prepaid.

         From time to time, without affecting the obligations of Maker or any sureties, guarantors, endorsers, accommodation parties or other persons liable or to become liable on this Note to pay the outstanding principal balance of this Note and observe the covenants of Maker contained herein, without giving notice to or obtaining the consent of Maker or any such sureties, guarantors, endorsers, accommodation parties or other persons, and without liability on the part of Holder, Holder may, at the option of Holder, extend the time for payment of said outstanding principal balance, interest or any part thereof, reduce the payments thereon, release anyone liable for any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance or join in any extension or subordination agreement, and/or agree in writing with Maker to modify the rate of interest. No one or more of such actions shall constitute a novation.

         Presentment, notice of dishonor, protest and notice of protest are hereby waived by Maker and all sureties, guarantors, endorsers and accommodation parties hereof and all other persons liable or to become liable on this Note. Maker further waives any and all exemption rights under the laws and constitutions of the United States of America, the Commonwealth of Massachusetts and any other domestic or foreign state, including without limitation the federal laws of Canada and the provincial laws of Ontario. This Note shall be the joint and several obligation of Maker and all sureties, guarantors, endorsers, accommodation parties and all other persons liable or to become liable on this Note, and shall be binding upon them and their heirs, legal representatives, successors and assigns.

         This Note and Maker's Obligations (as defined below) are secured by a duly executed indemnity and security agreement dated December 14, 2001 (as from time to time amended and in effect, the "Indemnity and Security Agreement") between the Maker and the Payee. "Obligations" shall have the meaning ascribed thereto in the Indemnity and Security Agreement. This Note shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

         This Note may not be amended, modified, or changed, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

         Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective heirs, legal representatives, successors and assigns.

         IN WITNESS WHEREOF, Maker has executed this Note under seal as of the date first above written.

                                       Cedara Software Corp.,
                                       an Ontario corporation



                                       By:       /s/ FRASER SINCLAIR
                                           -----------------------------------
                                                     , its duly authorized CFO
                                            and Corporate Secretary